UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

Schedule 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

SHANGHAI CENTURY ACQUISITION CORPORATION

(Name of Issuer)

Ordinary Shares, Par Value $.0005

(Title of Class of Securities)

G80637 10 4

(CUSIP Number)

April 28, 2006

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section but shall be subject to all other provisions of the Act (however, see the Notes).

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1	Names of Reporting Persons
I.R.S. Identification Nos. of Above Person (entities only)

Franklin D. Chu

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2	Check the Appropriate Box if a Member of A Group
(See Instructions)
(a) ☐
(b) ☐

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3	SEC Use Only

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4	Citizenship or Place of Organization

United States of America

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Number of	5	Sole Voting Power
		1,171,875
Shares	-------------------------------------------------------------------
	6	Shared Voting Power
Beneficially
	-------------------------------------------------------------------
Owned by	7	Sole Dispositive Power
		1,171,875
Each Reporting	-------------------------------------------------------------------
	8	Shared Dispositive Power
Person With

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9	Aggregate Amount Beneficially Owned by Each Reporting Person

1,171,875

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10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares*

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11	Percent of Class Represented by Amount in Row (9)

6.70%

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12	Type of Reporting Person*

IN

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* SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a)	Name of Issuer:
Shanghai Century Acquisition Corporation

Item 1(b)	Address of Issuer’s Principal Executive Offices:

Suite 1002, 10th Floor

43 Lyndhurst Terrace

Central, Hong Kong, China

Item 2(a)	Name of Person Filing:

Franklin D. Chu

Item 2(b)	Address of Principal Business Office or, if none, Residence:

Suite 1002, 10th Floor

43 Lyndhurst Terrace

Central, Hong Kong, China

Item 2(c)	Citizenship:

United States of America

Item 2(d)	Title of Class of Securities:

Ordinary Shares, par value $.0005

Item 2(e)	CUSIP Number:

G80637 10 4

Item 3	Not Applicable

Item 4	Ownership.

(a)	Amount Beneficially Owned:

1,171,875

(b)	Percent of Class:

6.70%

(c)	Number of Shares as to Which the Person Has:

(i)	sole power to vote or to direct the vote:	1,171,875

(ii)	shared power to vote or to direct the vote:

(iii)	sole power to dispose or to direct the disposition of:	1,171,875

(iv)	shared power to dispose or to direct the disposition of:

Item 5	Ownership of Five Percent or less of a Class.

Not Applicable

Item 6	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable

Item 7	Identification and Classification of the Subsidiary Which Acquired the
Security Reported on by the Parent Holding Company.

Not Applicable

Item 8	Identification and Classification of Members of the Group.

Not Applicable

Item 9	Notice of Dissolution of Group.

Not Applicable

Item 10	Certification.

Not Applicable

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: July 24, 2006.

Signature:	/s/ Franklin D. Chu